Exhibit 99.2
Final Transcript Conference Call Transcript PFCB — Q3 2005 P.F. Chang’s China Bistro, Inc. Earnings Conference Call Event Date/Time: Oct. 26. 2005 / 1:00PM ET Event Duration: N/A
CORPORATE PARTICIPANTS
Robert Vivian
P.F. Chang’s China Bistro, Inc. — President
Kristina Cashman
P.F. Chang’s China Bistro, Inc. — CFO
Russell Owens
P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
CONFERENCE CALL PARTICIPANTS
Matthew Difrisco
Thomas Weisel Partners — Analyst
John Glass
CIBC — Analyst
Mark Kalinowski
Buckingham Research — Analyst
Ashley Woodruff
Bear Stearns — Analyst
Sharon Zackfia
William Blair — Analyst
Fitzhugh Taylor
Banc of America Securities — Analyst
Paul Westra
SG Cowen — Analyst
Troy Huff
U.S. Bancorp — Analyst
Steven Kron
Goldman Sachs — Analyst
Laird Vehiker (ph)
Barron Capital — Analyst
Craig Bibb
W.R. Hambrecht — Analyst

PRESENTATION

Operator
Welcome to the third quarter 2005 earnings release conference call. At this time all participants are in a listen-only mode. During the question and answer session please press star one on your touch-tone telephone.
Today’s conference is being recorded. If you have any objections you may disconnect at this time.
I would now like to introduce Mr. Robert Vivian, President of PF Chang’s China Bistro. Sir, you may begin.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Good morning, everyone. Welcome to the PF Chang’s third quarter conference call. Joining me today are Rick Federico, our Chairman and CEO; Russell Owens, President of of Pei Wei Asian Diner; Mike Welborn, Chief Administrative Officer; and Kristina Cashman, our getting-shorter-by-the-minute CFO.
Our press release today is chalk full of interesting tidbits. Our comments will start with our financial performance for the most recent quarter and then migrate to events in the future.
As detailed in our SEC filings, our business is fraught with risks and uncertainties; consequently, to the extent we stray from historical facts, we urge everyone to frame our comments within the context of our business environment.
The last three months have been as challenging a period for our Company as any three-month period to date. While our financial statements reflect some of our struggles, they do not capture the magnitude of personal sacrifice that many of our employees have and continue to bear due to the hurricanes. I am extremely proud of our entire organization for the kindness and generosity that they have exhibited over the past few challenging months.
On a consolidated basis our third quarter revenues grew 17% over the prior year. As we detailed in our revenue release three weeks ago, the direct impact of the hurricanes, as measured by actual lost sales days, resulted in a revenue loss of approximately $1.3 million.
For the quarter, the Bistro posted its first ever comp sales decline of .8% while Pei Wei increased its same-store sales by 2.8%. Absent the direct revenue losses from the hurricanes we came within about $300,000 of our third quarter revenue forecast, which given the indirect impact on traffic following Katrina, was a fairly positive trend in our view.
The operating side of our business was predictably sloppy. I will not go into a long song and dance blaming everything on the hurricanes, because in fact, our performance was not that stellar before the hurricanes hit. The weather simply eliminated our ability to improve our performance in the last month of the quarter.
Cost of sales declined year over year by 50 basis points, a rate of decline that was 20 basis points less than what we saw in the second quarter, due primarily to rising seafood costs.
Labor and operating expenses were up year over year at both concepts. The culprits behind the increase are many, some of which will carry forward into the fourth quarter, some of which will not. I will speak to the ongoing issues in a moment.
Occupancy was up about 10 basis points from our forecast, driven by the loss of sales leverage at the Bistro.
We came up about $2.5 million shy of our restaurant operating forecast. Due to that shortfall we reduced our corporate incentive pay by about $1 million. Moreover, we have adjusted our annual tax rate down about 100 basis points, which, on a year-to-date basis reduced our tax provision by about $400,000. When it’s all said and done we scrambled to get within about $400,000 of our net income target.
In summary it was not a high quality quarter by any stretch of imagination.
For those of you who are interested in balance sheets and cash flows, we are in the process of filing our 10(Q) today. Our total CapEx for the first nine months was just under $71 million, a 9% increase over the first nine months of last year.
Cash and investments totaled just over $58 million, with cash flow from operations net of minority interest distributions at about $2.07 per share for the first nine months of the year.
Moving on to our thoughts for the fourth quarter. In a nutshell, we’ve had to pull out the knife again and shave our revenue expectations for the fourth quarter. Back in July we had anticipated growing comp sales at the Bistro by a little over 1% in the quarter. As we sit here today with, once again, restaurants closed due to hurricane activity, we are now projecting flattish comps at the Bistro.

We are currently running up about a half a point or so for the first three weeks of October. Pei Wei is currently running up about 2% and we have projected that run rate to continue through the quarter.
New developments slid at both concepts. The Bistro lost about 19 weeks and Pei Wei lost an additional nine weeks. About half of the lost sales weeks at the Bistro pertained to a restaurant in weather-challenged Miami that has now been pushed back to 2006.
Finally if you add in about $350,000 of lost revenue from our Metairie restaurant, the total fourth quarter revenue adjustment comes to about $5 million.
From a commodities standpoint, as I mentioned, we are feeling pressure in seafood, specifically our scallops and fresh fish. Chicken is providing a little bit of relief right now. Everything else is fairly consistent with trends in the third quarter. So net/net, we will probably be up about 20 basis points or so sequentially but down about 90 basis points year over year.
Our labor should improve sequentially by about 100 basis points, assuming that our current issues in Miami are relatively short-lived. As of this morning, three Bistros and one Pei Wei are closed due to lack of power and two Bistros are limping along under a mandated curfew.
Operating expenses will continue to cause some heartburn due to higher utility costs and disposable restaurant supplies. These two categories accounted for about 70 basis points of year over year pressure in the third quarter. Higher sales volumes in the fourth quarter will offset some of this pressure on a sequential basis.
Occupancy should be flat to down slightly sequentially if our revenue forecast stands out.
You add all this together and you’ll have restaurant cash margins improving sequentially by about 60 basis points from the third quarter, but down 80 basis points from our fourteen-week fourth quarter of last year.
G&A should run a little less than we previously forecasted due to our reduced operating expectations. In other words, we are expecting coal in our incentive stockings for Christmas.
The remaining line items don’t stray too far from our previous forecasts so I am simply going to skip down to earnings per share. In July we had forecasted flat earnings per share year over year for the fourth quarter at $0.38. Due to our adjusted revenue forecast and more pressure than we anticipated from fuel, it looks like it will be closer to $0.33 versus $0.38 in our fourteen-week fourth quarter of last year.
So, let’s see. So far we talked about reduced revenues, increased costs, closed restaurants and other not so cheery topics. In the interest of balance I will offer just a couple of small dollops of sunshine.
First with the Bistro. I mentioned earlier that our sales trends were up half a point or so in the first three weeks in October. If you were able to peel that number back, you would see a few encouraging signs, most notably in Houston, which has been one of the our tougher markets this year from a sales perspective. At the same time, Wilma has hurt one of our stronger markets, thus masking the improvements we have seen elsewhere.
At Pei Wei, third quarter unit level operating margins were down about 130 basis points and fourth quarter is projected to get worse. So where is the good news, you ask? In the third quarter, with the exception of Houston, all of Pei Wei’s existing markets performed better than last year. New markets, Florida, Baltimore and Minneapolis, performed well from a revenue standpoint. But our new partners in those markets didn’t fair so well from a cost standpoint.
In the fourth quarter Pei Wei is opening a bunch of restaurants. Consequently, it will probably continue to be a little sloppy in new markets. But we expect our more mature markets to do just fine.
That’s it insofar as our thoughts on operations. There were a couple of additional items in our release today worth a comment or two.
Kristina Cashman, our CFO, has decided to hang up her financial slippers. Kristina joined our company in August 1996 and has been a significant contributing member of our senior management team for the past nine years. We all have to balance our business and personal lives and we represent Kristina’s desire to do so. She will remain engaged with us until we find a replacement, the search for which has already begun.
In addition, we have come to the not too surprising decision that Pei Wei should remain within the company confines of our Company. Consequently it is the Company’s intent to repurchase the existing minority interest in Pei Wei in a cash and stock transaction which should close in the first quarter of 2006.

We will be reporting our fourth quarter revenues on Thursday, January 5, one day later than our normal Wednesday release due to the holiday on Monday. And earnings should follow on Wednesday, February 15.
With that, Elana, I think we will open it up for questions.

Operator
[OPERATOR INSTRUCTIONS]. Our first question today is from Matthew Difrisco. And please state your company name.

Matthew Difrisco - Thomas Weisel Partners — Analyst
Thomas Weisel Partners.
My question I guess is, can you give us some clarity on what you expect going forward between the difference of average weekly sales and same-store sales? Is that going to narrow? Is there something that these stores, the last class of Bistros that opened, may be smaller markets, may be closer to existing Bistros; is there an explanation on why the gap has gotten a little bit wider and stayed around the 4 to 5% range? And it looks like maybe going forward you are expecting that to narrow? Can you give some color on that? Thanks.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Matt, I assume you are talking about the Bistro? I’m sorry?

Matthew Difrisco - Thomas Weisel Partners — Analyst
The Bistro.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Okay. I don’t think there’s anything magical going on here. If you look at the latest, if you look at our new stores in general, from year to year we typically open up in the 90,000 or so range on an average weekly sales basis. We’ve had a couple of classes that are a little unusual where they’ve been higher than that, but by and large, we tend to settle in by the end of the year at a 90,000-plus. That tends to — it’s obviously lower than our average unit volumes for the system, which brings our AUVs for the system a little bit lower. So I don’t think there’s anything that’s going on that is — that’s unusual, I would say, that’s narrowing that gap at this point.

Matthew Difrisco - Thomas Weisel Partners — Analyst
And then, just on a follow-up, in your guidance for around the 2% comp guidance for ‘06, is there any pricing assumed in there? And then when you say also commensurate with the 20% top line EPS at 20%, does that also include in there the new ruling on FASB 13, where expensing of what was used to be capitalized rent holidays?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Let’s see, our comp guidance for next year is about 1 to 2%. I appreciate your hanging on on the top end of that. And the 20% target, insofar as earnings is concerned, I think in the language in the release we talk about it doesn’t include stock option expense or lease accounting changes and that’s what that refers to.

Kristina Cashman - P.F. Chang’s China Bistro, Inc. — CFO
And you’ll notice as well in our Q that we are filing today that we expect that lease accounting change to add an additional 1.2 to 2 million in expense in 2006. Pretax.

Operator
Does that conclude your question?

Matthew Difrisco - Thomas Weisel Partners — Analyst
Yes, it does.

Operator
Our next question is from John Glass and please state your company name.

John Glass - CIBC — Analyst
It’s CIBC.
I’m wondering if you can provide maybe some updated thoughts on what you are doing at the Bistro, maybe tor re-accelerate same-store sales? And particularly I’m thinking about food news, menu innovation, things that might draw people in more frequently than they’ve been in the recent past?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Sure. First of all, new products, new food has never been a driving force at the Bistro in the past ten years. That doesn’t keep us from trying, however. Usually once or twice a year we will introduce some new products to the menu and give our guests an opportunity to try something new. Next year will be no different than that. We will probably entertain some new things twice a year. The first time will be in February. We are going to package it a little bit different this year than in years past in that we are going to highlight certain regions within China.
But again, we are not expecting this to, in your words, reinvigorate same-store sales. This is part of our normal process of trying to raise the culinary bar at our concept year after year.
At this point, again, our thoughts and focus is on our guest experience and on our employees. And that hasn’t changed and we don’t expect to see that change in the near term future. We believe that great food and great service will ultimately win the day despite the fact that we are struggling a little bit right now. So we are not making any major changes to our long-term strategy in terms of how to grow our business at the Bistro.

John Glass - CIBC — Analyst
And then just talk a little bit about the Pei Wei experience in the new markets. Are there specific areas where you could improve those margins? Are there specific programs in place to help curb some of that margin erosion you’ve experienced recently?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Historically, we tend to buffer or insulate our guests as we go into new markets. The first couple of restaurants we don’t have the ability to pull resources from other restaurants in the market. That will continue in this current quarter as we go into more new markets.
The performance in the stores that we opened in the third quarter has gotten better and will continue to get better. And hopefully it’s a pretty quick learning curve in those markets. So there’s no specific reactionary programs to get them any better. They should just get better with maturation and time, but we do continue to think that we would go into the new markets in the fourth quarter in Florida and Charlotte and College Station and places like that, where we are, again, first in the market and know sort of facing that there, we will experience high cost as a percent of the revenues in those markets.

John Glass - CIBC — Analyst
Thank you.

Operator
Thank you. Our next question is from Mark Kalinowski. Please state your company name.

Mark Kalinowski - Buckingham Research — Analyst
Hi. Mark Kalinowski with Buckingham Research.
Two things that I wanted to ask about: First, on the CFO front, will you look internally, externally? What characteristics will you seek in a CFO replacement?
And second, just was wondering if you could provide some color on the quarter-to-quarter flow for unit openings in 2006. Thank you.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Thanks, Mark. In terms of folks we are looking for from a CFO standpoint, I think it’s fairly obvious. We are going to look for a respected financial person that has shown experience to lead a company through all the mores and morasses that any company that’s of similar size to us goes through. We are also looking for somebody that perhaps has been in a larger company so they can help us as we move down the future.
With respect — I’m sorry, what was your second question?

Mark Kalinowski - Buckingham Research — Analyst
The quarter to quarter flow for unit openings in 2006.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
We will give you a little clarity into that in the next call. We are a little sensitive to that subject right now so we are making sure that we have our ducks in a row before we lay out our 2006 development on a quarter by quarter basis.
I think that we will open 19 Bistros or so next year, 30 or so Pei Weis, one joint venture Bistro, and one new restaurant called Taneko Japanese Tavern.

Mark Kalinowski - Buckingham Research — Analyst
Thanks.

Operator
Thank you. Our next question is from Ashley Woodruff. Please state your company name.

Ashley Woodruff - Bear Stearns — Analyst
Hi. Bear Stearns.
Kind of following up a little bit more on expansion. Based on your guidance for 2006 you are now saying you will do about 30 Pei Weis. Before you said 30 to 32. It was just slightly on the lower end of what you guided to before. But could you talk about how much of a cushion that you have in your expansion targets for ‘06 for both the Bistro and Pei Wei, given your experience this year?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Gee, Ashley, [laughter] well, I will tell you that we try and learn from the bumps and bruises of this year and we will do everything we can to deliver on our promises for next year in terms of units. We have a little bit more experience at the Bistro than the folks at Pei Wei and I think they’ve learned a lesson or two this year in terms of what they need to have in the pipeline in order to hit their projected targets.
Don’t focus too much on the fact that previously I think we said 18 to 20 Bistros. We simply got it down to a number and gave you a data point rather than a range with respect to next year.
We hope to do better. The proof will be in the pudding and we will see how we do as we march forward in ‘06.

Ashley Woodruff - Bear Stearns — Analyst
How many —

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
I would just like to add to that, we also — Pei Wei, we lost two locations in ‘06 in Louisiana between the last time we talked and this time. We don’t know if those restaurants — those potential restaurants will ever come back up and if so we will reevaluate them at the time. But in our original 2006 development we had two restaurants in New Orleans that are no longer on the schedule.

Ashley Woodruff - Bear Stearns — Analyst
Okay. And for Pei Wei, how many restaurants do you feel now that you’d like to basically have in the pipeline for ‘06 to get to about a 30 count?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
For Pei Wei I don’t know it it’s so much about how many locations in the pipeline. It’s just better estimating the timeframe it takes to get — having better indicators from the developers of their ability to deliver sites to us when promised. So we don’t have a huge cushion of more location there. We feel like we have a better understanding of what we’ve put in there that will actually will be delivered to us closer to the promised dates.
Frankly, I’m embarrassed by how we performed this year in development and it’s been that way since the beginning of the year. We will get better. How much better I guess will depend on a lot of things. As of this morning, one of our locations in south Florida that’s supposed to be part of the 24 this year, we haven’t heard from the general contractor. We have no power. It’s supposed to open mid-November. We still believe we can get it open, but there’s some things out of that control, whether we would be able to get back in there and finish our construction, get it open this fiscal year.
I think we feel better and we feel smarter than we did this time last year about the development schedule and we’ve made a lot of internal changes in process and structure, but, as Bert says, the proof is in the pudding.

Ashley Woodruff - Bear Stearns — Analyst
Thanks. And then a follow-up on investment costs, construction costs overall seem likely to go up again in 2006. Do you think you can offset the higher construction costs with — and this is for Pei Wei and Bistro, some — kind of the building or do you expect your investment costs to increase next year?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Ashley, I think that with the activity that’s going to happen in the Gulf region, my guess is you are absolutely correct, the investment side of our — of the equation for us is going to go up next year on a per restaurant basis. We don’t know what that number is just yet.

Fortunately, both of our concepts have very strong unit economics and we can withstand a little bit of pressure in the denominator if you will of that equation. So we will see as we move forward into ‘06 how much pressure that is.
As you know we’ve seen pressure for the past two years. It kind of leveled out a little bit in ‘05. Unfortunately it looks like it’s going to take another step up in ‘06. I think that we will continue to design and build restaurants that are very comfortable places for our guests to come dine with us. We are not actively looking to pull costs out of those restaurants, certainly not at the expense of our guests or employees.

Ashley Woodruff - Bear Stearns — Analyst
Thank you.

Operator
Thank you. Our next question is from Sharon Zackfia. Please state your company name.

Sharon Zackfia - William Blair — Analyst
Hi. William Blair. Burt, you talked so quickly my pen was having problems keeping up, so I apologize if you already said this, but what are you expecting for energy costs in the fourth quarter, how much pressure?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
I wish I knew that answer, Sharon. In the third quarter, if you looked at — I think I mentioned with respect to utilities and disposable and take-out supplies, we are at about 70 basis points or so pressure, year over year. My guess is it’s going to get worse in the fourth quarter. Part of that’s probably going to spill over into the first quarter of next year as we go through the winter. But your guess is as good as mine. My guess is just north of 70, though.

Sharon Zackfia - William Blair — Analyst
Okay. And that’s what you are modeling in right now, something north of 70?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
We are trying to, yes.

Sharon Zackfia - William Blair — Analyst
Okay. And again, I apologize if you said this already, but the Bistro comp that you gave through the first three weeks of October, does that include the stores that are closed from Wilma or is that before Wilma hit?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
That’s all the stores, open or closed.

Sharon Zackfia - William Blair — Analyst
Okay. And is there any reason then that you are expecting comps to be flattish for the quarter? Because I thought comparisons get a little bit easier for you at the Bistro as the quarter progresses. Or are you just trying to be conservative here?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Yes, comparisons are a siren song sometimes, as we discovered this year.
I think that so far, as I mentioned, there are nuggets of sunshine with respect to sales. I think we — we hopefully — again, the situation that’s currently going on in southern Florida, hopefully that will resolve itself fairly quickly. If so, I think we are going to be okay in October, I think we are going to be okay in November.
At the Bistro in particular we had a blowout last two weeks of last year. My guess is that we will have a difficult time exceeding those revenues that we saw last year. So it wouldn’t surprise me if this December holiday season is a negative comparison for us. So when you kind of throw all that into the pot it ends up being flattish at this point.

Sharon Zackfia - William Blair — Analyst
What do you do with comps, since you have that extra week, so you’re comparing against them? And are you going to compare against the full holiday season in December? Or how is that going to work?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
We compare like weeks.

Sharon Zackfia - William Blair — Analyst
Okay. All right. Thank you.

Operator
Next question is from Fitzhugh Taylor, and please state your company name.

Fitzhugh Taylor - Banc of America Securities — Analyst
Hi. I assume that’s me. Banc of America Securities.
Bert, I just want to — maybe this is tough to decipher, given all the moving pieces from a sales standpoint, but is Pei Wei showing more of a tendency to maybe cannibalize Bistro sales, given a bigger and growing Pei Wei footprint? And also the economy kind of struggling the way it is, given the difference in price points?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
It’s a great question, Fitzhugh, and I can certainly understand how people might come to that conclusion. We haven’t come to the same conclusion, however. I think there’s no question that when Pei Wei enters a market, to the best of our abilities we think — it nibbles away about 1 to 2% of our Bistro business. What we have seen in markets where the two concepts have coexisted over a period of time is that the Bistro business comes back after that. The best data point we have is the Phoenix market, where we have the most history with both concepts. This is one of our stronger markets actually for both concepts this year.
So I think initially, yes, I think there certainly is trial of Pei Wei and there is no question that somebody who is eating at the Bistro today is certainly a Pei Wei guest at some point in time. I think it all depends on what’s going on for that particular day part. If you want to have a quick, quality meal, where time is pressuring you a little bit, Pei Wei is certainly a great alternative for you. And the Bistro may not be, because of time constraints. If I am going to take my bride out for a two-hour meal on a Thursday night, my guess is it’s probably not going to be Pei Wei but it’s going to be at the Bistro.
So I think the two, frankly, are doing very well together. We are excited about the prospects as Russell continues to develop his concept across the country. I think that when it’s all said and done we are going to be very pleased with the overall footprint that we have in each and every market.

Fitzhugh Taylor - Banc of America Securities — Analyst
Thank you, Bert.

Operator
Our next question is from Paul Westra. Please state your company name.

Paul Westra - SG Cowen — Analyst
Hi. SG Cowen.
Bert, just following up with your questions or comments to a question on the Bistro largely maintaining its course with specific comments on the menu update process might be a little more invigorated this time around. I guess the question therefore is, are you a little bit more confident now than perhaps you were three months ago, that the brand positioning is still rock solid, or largely solid and that no major changes or knee-jerk reactions are necessary, and if so, why? Have you done any research on perhaps where you stand versus the competition on experiences with food innovation?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Yes, Paul. I think that — I know there is some thought out there that the Bistro is getting a little long in the tooth and that’s certainly fair when we’ve had trouble growing sales this year. I actually — I just don’t think it’s accurate. I think that if we do a good job of executing our concept, provide great service and provide great food, I don’t think that is going to go out of style. At least that’s my position. We will see if it plays out over time.
The Bistro concept continues to perform very well in our mature markets. It may not be the new girl in town but it is somebody that people have come to trust and I think if you go back, and again, it’s hard for you to do, but if you peel back the onion and look at some of our older markets we are still growing sales.
One thing you can do is look at our sales release that we provided everybody. I think in the first half of the year if you go and look at the class by class detail you will notice that we grew sales in each and every class. I don’t think that happens in concepts that are getting old and tired and people are losing interest in. Granted, we are having some trouble in the last six months, but I’m not ready to pull the plug on whether the concept has long legs or not.

Paul Westra - SG Cowen — Analyst
Can you give us any granular color on maybe some of the service stuff you are working on, maybe as a reaction to get people rallied around, and you mentioned the menu focusing on regions, is there any programs that might be put in place, given the negative comps?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
No, Paul, we are not putting any special programs in because of any of our sales issues over the past few months. Again, we are going to focus on providing a guest with a great experience. There is nothing new to that. We must simply focus on providing that experience to our guest each and every time they come into our restaurant.
Will there be some additional training perhaps with respect to a regionalized focus of our menu? Yes. But again, that’s not a huge effort.

Paul Westra - SG Cowen — Analyst
Right. And two last quick questions. Any way you would be willing to quantify the impact of Wilma on October comps today, [inaudible] a point or so.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
I’m not even going to comment on that.

Paul Westra - SG Cowen — Analyst
Okay. And then lastly on the building delays, was that a [inaudible] incremental ones here in the fourth quarter you announced, was that a function of the hurricanes?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
As I mentioned, it’s — certainly a part of that is a function of the hurricanes, either in July, August, or September, or October of this year. Anything that we’ve been doing in the Gulf Coast region as well as Florida has been impacted by that. Russell mentioned that he is having some issues currently with the restaurants he is trying to open in Florida. Unfortunately, it’s kind of piling on at this point to an issue that we’ve had this year. We will be glad to get through this year and get on to ‘06.

Paul Westra - SG Cowen — Analyst
Fair enough. Thank you.

Operator
Thank you. Our next question is from Troy Huff. Please state your company name.

Troy Huff - U.S. Bancorp — Analyst
U.S. Bancorp. I didn’t hear your comment on the Metairie location. How much of the 5 million decrease in your revenue estimates for 4Q is attributed to Metairie?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Last year in Metairie we had about 300 — I’m sorry, in terms of revenues, it was about, oh, I want to say about 1.5 million of revenues, about $350,000 of profit.

Troy Huff - U.S. Bancorp — Analyst
And in your initial guidance for ‘06, have you taken Metairie out of that, then?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
We haven’t gotten that specific or certainly haven’t made that comment with respect to Metairie. We are still evaluating the situation down there and we haven’t set a definitive timetable yet for the reopening of that restaurant.
Troy Huff - U.S. Bancorp — Analyst
Okay. Great, thank you.

Operator
Thank you. Our next question is from Steven Kron , and please state your company name.

Steven Kron - Goldman Sachs — Analyst
Hi. Goldman Sachs. Thanks. Just two quick follow-ups. The first, just to make sure I understand the cost overrides that you are seeing at certain Pei Wei locations, those are in the newer non-Bistro markets. Is that correct?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Well, we are seeing the same cost pressures and utilities and take out supplies that Bistro and everybody is seeing across our system. But in terms of our erosion in consolidated margins, it’s attributable to the newer stores, running higher labor, higher food costs, and all other controllable costs.

Steven Kron - Goldman Sachs — Analyst
Okay. And as far as the unit development for Pei Wei next year, the 30 stores, how many are in these kind of newer non-Bistro markets, how many are earmarked for that?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
I’ll take a quick count here. Say 10 to 12, currently.

Steven Kron - Goldman Sachs — Analyst
Okay. And then, Burt, just to follow up on the Bistro, the kind of the make up of the comp on a year over year basis. Last quarter you talked about really the pressure that you saw at the beginning of the third quarter was more due to traffic and I was just wondering, as we progress through the quarter whether you saw any change in mix or traffic patterns and as we bounce back here a little bit in October, whether there is any change in that makeup either?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
It’s been interesting to watch. The way that the guests use our restaurants, it just has not changed in any material way. The comments that we made at the first part of July held true to the balance of the quarter in terms of it was really all traffic related rather than a change in the way that guests might be using our restaurants, where our liquor mix has remained basically the same. We are still selling roughly the same number of appetizers, et cetera. So it is a traffic issue.

Steven Kron - Goldman Sachs — Analyst
Thanks a lot.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Good.

Operator
Thank you. Our next question is from Matthew Disfrisco. Please state your company name.

Matthew Difrisco - Thomas Weisel Partners — Analyst
Thomas Weisel, still. A question regarding preopening in the fourth quarter. It looks like, still, you’re opening up a couple of stores more year over year for Pei Wei and the Bistro. It looks like it’s a little light. Should we read into that that maybe these stores or the openings aren’t anticipated to come in in 1Q.?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
I don’t know if I would put too fine a comb on that. The fact is that the development schedule in the first quarter for ‘06 right now is a little light. But other than that I wouldn’t read too much into it.

Matthew Difrisco - Thomas Weisel Partners — Analyst
Okay. Because as far as what you look for opening costs, still around 350,000 for a Bistro and a little over 100,000 for a Pei Wei?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
They are about 360 or so for the Bistro and I think about a buck 10 or so for a Pei Wei, in existing markets, to the extent that they’re opening up in new markets, they tend to be a little bit higher.

Matthew Difrisco - Thomas Weisel Partners — Analyst
Okay. And then, as far as the margins for Pei Wei, I guess — not to harp on this too much — but on going forward, is this something that was seen as sort of a one-time individual couple of stores problem, as far as opening and being inefficient to the level that they were as a drag? Or is it something that I guess in an environment where you are doing a 2% comp it might be more reflected. I’m just trying to — did you have this problem in the past with new stores coming on and we just haven’t seen it because you didn’t open up seven in a quarter.

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
I think it’s more the latter, it’s just the shear volume of openings kind of compressed into one quarter. As Burt said earlier, at Pei Wei in the third quarter we had a lot of external issues, but we weren’t happy with our performance. Mature stores improved year over year, our new stores drug us down, but we would expect more improvement in our existing stores and in the fourth quarter sequentially we don’t see a lot of improvement in our overall margins because we actually have more pressure from new stores in the fourth quarter than we did in the third quarter. But we expect our mature stores to perform a little better than they did in the third quarter.
But we’re going to — our development schedule as it currently sits, we’re going to open 11 restaurants in a ninety-day period from mid-September to mid-November. And that puts a lot of stress on our system and that’s reflected in our expectations in the fourth quarter.

Matthew Difrisco - Thomas Weisel Partners — Analyst
Got it. And then just as sort of a follow up to another question, I don’t know if you answered it or not, your guidance going forward for the 2% comp, does that have pricing in it? Or what magnitude of pricing is expected in there for the 2% comp for ‘06? One to two.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
I tried to finesse that a little bit. We simply — our expectations are one to two and that really has — we haven’t really talked about pricing yet for next year.

Matthew Difrisco - Thomas Weisel Partners — Analyst
Okay. Thank you.

Operator
Our next question is from Mark Kalinowski. Please state your company name.

Mark Kalinowski - Buckingham Research — Analyst
Hi, Mark Kalinowski, Buckingham Research. First, just because I didn’t hear it I apologize if you said it, first few weeks of same-store sales trends at the Pei Wei concept in October.
Also just wanted to ask a little bit more about the joint venture Bistro that’s planned for 2006, why is there a joint venture structure there, et cetera. Thanks.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Pei Wei comps the first three weeks of October are running up about 2% or so. In terms of our joint venture, our single unit that we are opening in ‘06, as you well know we don’t have any presence outside of the contiguous 48 right now. We are treating Hawaii as a foreign country from that standpoint. We believe there are some, certainly some characteristics with respect to Hawaii that are different than they are in the States, principally when it comes to real estate selection and procurement. We were able to stumble upon some great partners in the Hawaii market who have a hand on the real estate market there and we felt like it would be to our advantage to partner with them. Consequently, we’ve devised a joint venture structure. I think there will be — it will benefit both our partners and ourselves in the Hawaii market.

Mark Kalinowski - Buckingham Research — Analyst
Great. Thanks.

Operator
Our next question is from [Laird Vehiker].

Laird Vehiker - Barron Capital — Analyst
Barron Capital. Thanks. Hey, guys.
It’s been a tough year and the stock’s down quite a bit. I’m just curious, is there a scenario where you might considering buying back your stock? I know you haven’t really talked about that in the past.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
That would be a new concept for us, Laird, and it’s not something that we’ve had any serious discussion about. So I guess I’ll leave my answer at that.

Laird Vehiker - Barron Capital — Analyst
Okay. Thanks.

Operator
Once again, [OPERATOR INSTRUCTIONS] Our next question is from Craig Bibb. Please state your company name.

Craig Bibb - W.R. Hambrecht — Analyst
W. R. Hambrecht. The 30 Pei Weis, next year, 10 to 12 will be in non-Bistro markets. How many will be in non-Pei Wei markets?

Russell Owens - P.F. Chang’s China Bistro, Inc. — President, Pei Wei Asian Diner
Craig, that 10 to 12 was not representative of non-Bistro markets. It was in sort of isolated or first units in Pei Wei markets. So new markets for us.

Craig Bibb - W.R. Hambrecht — Analyst

New markets for Pei Wei. Okay. And then, Bert, you do talk really fast. Let me just make sure I got everything right. Labor up a lot because of sales deleverage and sloppiness in new markets. Is there anything else?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
For the third quarter?

Craig Bibb - W.R. Hambrecht — Analyst
Yes.

Rbert Vivian - P.F. Chang’s China Bistro, Inc. — President
I think that there was some hurricane issues that affected our labor line.

Craig Bibb - W.R. Hambrecht — Analyst
Okay. And then operating expenses, fuel, sales deleverage, probably hurricane issues, any other?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
That’s enough. [Laughter.]

Craig Bibb - W.R. Hambrecht — Analyst
And G&A, the savings with all the reversal of your incentive pay?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
I’m sorry?

Craig Bibb - W.R. Hambrecht — Analyst
G&A, the savings was an incentive accrual reversal?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Yes, that’s correct.

Craig Bibb - W.R. Hambrecht — Analyst
Cost of goods sold for next year, what’s locked in?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
By and large, with respect to the four major items; beef, chicken, produce, and seafood, we are in various stages of contract negotiations. We will give some clarity at the next call in terms of where we stand on all four of those types of things in terms of the duration of the contracts and where we are.

Craig Bibb - W.R. Hambrecht — Analyst
And then you are aware of the concerns about staleness. What would be the signals to you that the menu or the brand is getting stale for the Bistro?

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
I may be peripherally aware of the comments out there with respect to staleness. I just don’t share them.

Craig Bibb - W.R. Hambrecht — Analyst
What would be the signals to you that, hey, we have to do something different with the menu at the Bistro or reposition the brand a little higher or —

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
I think that that’s an easy answer. If we have a prolonged period of declining traffic trends, then the guests will be telling us that something is amiss. I would not call one quarter that situation.

Craig Bibb - W.R. Hambrecht — Analyst
Okay. Great. Thank you.

Operator
Our next question is from John Glass. Please state your company name.

John Glass - CIBC — Analyst
Thanks. It’s CIBC.

Could you talk about the buyout of Pei Wei equity stake, why is it a good time to do it now? And maybe, I know if it’s dilutive in ‘06, by how much, and then I presume there’s a longer term benefit.
And then the second part of that question is, in the past you have said you would at some point look at maybe separately equitizing that brand, selling equity separately if there was a valuation disparity between that and the Bistro. Any updated thoughts on that, just given maybe recent performance in the stock and your comments earlier about some cannibalization issues at the Bistro? Thanks.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Yes, John, the second part of your question I think we answered by the fact that we want to buy the remaining minority interest in Pei Wei. We are going to fold that into the parent company and embrace them for the rest of our lives. So you’re exactly correct. We — from a structural standpoint way back when, we wanted to give ourselves as much flexibility when it came to the procurement of capital to fund Pei Wei’s growth. At this stage of the game we are very enamored with the economics of Pei Wei. We think it’s one of the best concepts in America today. So therefore we are going to remove some of that flexibility, if you will, and we have no intension of Pei Wei being anything but a part of our company on a go forward basis.
With respect to details of the transaction, we are in the process of valuing the Pei Wei business. I can’t get into a great deal of detail because I don’t know the detail yet. We will talk about that on our fourth quarter call.

John Glass - CIBC — Analyst
Thank you.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
You bet.

Operator
Thank you. I have no further questions at this time, sir.

Robert Vivian - P.F. Chang’s China Bistro, Inc. — President
Thanks so much for joining us and we will be speaking again on the 15th of February.

Operator
Thank you. This concludes today’s conference. You may disconnect at this time.